Exhibit 10.2

Director Pay Program

Bancorp Director

Pay Program

Fifth Third Bank’s Director Pay Program is reviewed each year. Our compensation philosophy is to position director compensation competitively relative to our peer group in order to attract and retain highly competent candidates with significant leadership capabilities for Board service. We benchmark the compensation package for Directors to that of our peers – those banks with whom we compete for talent and customers.

Director pay at Fifth Third Bank is comprised of two primary components:

•	Annual Cash Retainer: Additional annual cash retainer is paid to committee chairpersons.

•	Long-Term Incentive Compensation (LTI): Equity-based awards consisting of restricted stock units (RSU).

Directors have the choice of deferring all components of pay. Cash retainers can be deferred under the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors, and LTI can be deferred under the Fifth Third Bancorp 2014 Incentive Compensation Plan.

Bancorp Director Pay Program Highlights

•	RSU Deferral Feature: You are able to choose to defer receipt of your award beyond when you leave the board. The deferral feature is described in more detail below.

•	Dividend Deferral: For dividends payable on RSU awards you can choose between two delivery methods – cash payment or dividend reinvestment.

•	Grant Date: The grant date coincides with the date of the Annual Meeting.

•	Restricted Stock Units: Awards will be made in Restricted Stock Units.

•	Vesting: There is no set vesting schedule for RSUs granted for Board service. Rather, RSUs are paid out in shares when you leave the Board.

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Director Pay Program

Plan Overview

Plan Objectives

•	Attract and retain highly competent candidates with significant leadership capabilities for Board service.

•	Tie a substantial portion of compensation to increases in long-term shareholder value.

•	Provide appropriate recognition of the Director’s time and commitment in overseeing governance for Fifth Third Bancorp.

Eligible Participants

All non-employee Bancorp Directors are eligible to participate.

Type	Payment Amount	Payment Timing
Annual Board Compensation	Board Chair $200,000 Director $85,000	Paid Quarterly (in arrears) January, April, July, October
Annual Committee Compensation

Audit Committee

Chair Retainer $45,000

Member Retainer $10,000

Human Capital &

Compensation Commitee

Chair Retainer $25,000

Risk & Compliance Commitee

Chair Retainer $45,000

Member Retainer $10,000

Finance Commitee

Chair Retainer $55,000

Nominating & Corporate

Governance Committee

Chair Retainer $20,000

Paid Quarterly (in arrears) January, April, July, October
Restricted Stock Unit Grant	Board Chair $150,000 Director $125,000	Annual Meeting Date
Dividend Equivalents	As declared – paid in cash or reinvested as elected.	Paid quarterly

Note: A pro-rated RSU grant will be awarded upon a Director’s election to the Board if the election occurs outside of the annual shareholders meeting.

Directors have a stock ownership guideline in place that requires an ownership level of $300,000 or more of Fifth Third stock. Directors have 5 years from their election date to meet this requirement.

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Director Pay Program

As a Fifth Third Bancorp Director, there are several ways that you can defer receipt of your compensation for services as a Director. These are outlined below.

Director Cash Retainer Deferral

Fifth Third has made available to its Directors the option to defer 50 percent or more of the cash compensation payable for services as a Director and/or as a member of a Committee of the Board of Directors. Percentage elections are made on an annual basis during open enrollment, which typically occurs during November or December. The percentage you elect will be credited to your Deferred Compensation account instead of being paid to you by check. You choose on the election form when you’d like to receive the cash. For more information, please see the Summary of the Unfunded Deferred Compensation Plan.

Director LTI Deferral

The vesting on any LTI award will be deferred until your service as a Board of Director ends. This means that when you leave the Board all of your accumulated LTI awards will be distributed to you in one lump sum. If you choose, you may elect to change the timing of your distributions by deferring receipt until a later date.

The deferral election period typically occurs during November or December for the following years RSU grant. During the deferral election period you can choose one or a combination of the following schedules for any grants you may be given in the future:

•	Lump Sum Distribution: You can choose to defer receipt of your grants from one to 10 years after the date you leave the Board. Units will be distributed in one lump sum on August 1 of the year chosen following your service end date. Example: Board leave date is February 1, 2016, and five years after term date is elected as the deferral. Units will distribute in one lump sum on August 1, 2021.

•	Installment Distribution: You can also choose to spread receipt of your accumulated units over one to 10 years. Distributions from each outstanding grant will occur in equal annual installments starting on August 1 following your service end date. All distributions are to be completed by the 10th anniversary of your leave date. Example: Service end date is February 1, 2016, and an annual installment over five years is elected; The distribution will be made in substantially equal, annual installments to last five years. The first distribution would be made August 1, 2016.

The initial election to tell us how you’d like to receive

your distributions is made once. The schedule you choose will apply to any grants you will receive in the future. After your distribution schedule is chosen, you will receive an election form each fall to let us know whether or not you will be deferring the upcoming year’s RSU grant.

If you decide one year that you do not wish to defer per your original deferral instructions, the RSU grant you receive the following year will be distributed on your Board service end date.

Dividend Equivalents

As described above, Directors have two choices for how dividend equivalents will be paid; in cash or reinvested. If the cash election is made, you will receive your dividend equivalent payment by check. If the reinvestment election is made, your dividend equivalent amount will be converted to additional Restricted Stock Units. These additional units will be attached to your outstanding awards and will be distributed to you at the same time you receive the shares from your Restricted Stock Units. The Director LTI deferral election materials will include election information for dividend equivalents.

Designation of a Beneficiary

You may designate a person or persons to receive any rights to which you would be entitled under the plan in the event of your death. To designate a beneficiary, log onto your Fidelity brokerage account, go to “update account/features” and click on your profile. Follow the steps provided online to designate beneficiaries for your account. If you decide not to designate a beneficiary, your estate shall be deemed to be the beneficiary.

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Director Pay Program

Questions & Answers

What if I want to change my payout election?

After you make your initial election, if you decide you want to change your election, a one-time change will be allowed by submitting a new election form. Election changes to outstanding grants are allowed provided they are made at least one year before the scheduled payout, and must defer payout for at least five additional years (but cannot defer payment beyond 10 years after your leave date).

If I choose installments, how will my distribution be calculated?

For the purposes of calculating an installment schedule, distributions will be made in substantially equal, annual installments to last from 1 -10 years accordingly. The last distribution can be made no later than the tenth calendar year following the calendar year of your service end date.

Who do I contact with questions?

Please contact the following individuals with any questions you might have:

Chris Minnich

Director Total Rewards

513-534-0341

Carmen Arszman

Executive Compensation Manager

513-534-6423

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